Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of our report, dated February 12, 2014, relating to the proved oil and gas reserves of Pyramid Oil Company as of December 31, 2013, to the information derived from such report and to the reference to this firm as an expert in this Registration Statement on Form S-4 of Pyramid Delaware Merger Subsidiary, Inc., and in the proxy statement/prospectus to which the Registration Statement relates.

MHA PETROLEUM CONSULTANTS

Bakersfield, California

April 25, 2014

Very truly yours,

/s/ Alan A. Burzlaff

Alan A. Burzlaff, P.E.

Vice President

4700 Stockdale Hwy, Suite 110    Bakersfield, CA 93309 USA     Tele: 661-325-0038